UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2020

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2020, Alphatec Holdings, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Cowen and Company, LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 11,428,570 shares of common stock of the Company (the “Offering”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,714,285 shares of common stock at the public offering price per share, less underwriting discounts and commissions, which option was exercised in full prior to the closing of the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Dentons US LLP, relating to the legality of the issuance and sale of the shares of common stock in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On October 16, 2020, the Company announced the closing of the Offering, which included the issuance and sale of the shares of the Company’s common stock pursuant to the full exercise of the Underwriters’ option to purchase additional shares pursuant to the Underwriting Agreement. Morgan Stanley and Cowen acted as joint book-running managers in the Offering. Canaccord Genuity acted as lead manager in the Offering with Lake Street Capital Markets and Northland Capital Markets acting as co-managers.

The net proceeds to the Company from the Offering were approximately $107.7 million, including the net proceeds from the option shares and deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, capital expenditures and continued research and development with respect to products and technologies. A portion of the net proceeds of the Offering may also be used to fund possible investments in or acquisitions of complementary businesses, products, or technologies. The Company currently does not have any agreements or commitments to complete any such transaction.

The shares of common stock are being sold pursuant to a written prospectus supplement and accompanying prospectus forming part of a shelf registration statement on Form S-3 (Registration Statement No. 333-241677), previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on August 18, 2020.

On October 13, 2020, the Company issued a press release announcing the pricing of the Offering. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On October 16, 2020, the Company issued a press release announcing the closing of the Offering and the full exercise of the underwriters’ option to purchase additional shares. The press release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Neither this Current Report on Form 8-K nor the press release shall constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Offering may only be made by means of a prospectus supplement and related base prospectus.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

1.1	Underwriting Agreement dated October 13, 2020

5.1	Opinion of Dentons US LLP

23.1	Consent of Dentons US LLP (contained in Exhibit 5.1)

99.1	Press Release dated October 13, 2020

99.2	Press Release dated October 16, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2020	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey G. Black
	Name:	Jeffrey G. Black
	Its:	Chief Financial Officer